Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended June 30, 2015

HIGHLIGHTS

•	Net new bookings up 18%, total bookings up 24%

•	Signed Universal Payments contract with large European customer

•	GAAP revenue of $266 million, up 4% from Q2 last year

•	$84 million in debt payments made year-to-date

•	Reiterating 2015 guidance

NAPLES, FLA — July 30, 2015 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, today announced financial results for the period ended June 30, 2015. Management will host a conference call at 8:30 am ET to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 87676766. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

“ACI had a busy and successful second quarter. We delivered net new bookings growth of 18% and signed several important renewals, including a five-year extension with the IRS,” commented Phil Heasley, President and CEO, ACI Worldwide. “We also signed another Universal Payments contract, this time with a large existing customer that has decided to upgrade their Faster Payments infrastructure. Looking to the second half of the year, our pipeline remains very strong and we are tracking well to achieve our targets this year and beyond.”

FINANCIAL SUMMARY

Financial Results for Q2

Overall sales bookings, including term extensions, increased 24% compared to the prior year quarter. New sales bookings, net of term extensions (SNET), increased 18% compared to the prior year quarter.

We ended Q2 with a 12-month backlog of $883 million and a 60-month backlog of $4.1 billion. After adjusting for foreign currency fluctuations, our 12-month backlog declined $11 million and our 60-month backlog declined $10 million from Q1 2015. An internal decision to exit one bill payment vertical as a result of regulatory changes negatively impacted our 60-month backlog by approximately $30 million. Excluding this, 60-month backlog grew $20 million.

Non-GAAP revenue in Q2 was $266 million, an increase of $11 million, or 4%, above the prior year quarter.

Adjusted EBITDA of $58 million was up 3% from last year’s $56 million. Net EBITDA margin in Q2 2015 was 25%, or flat with Q2 2014, after adjusting for $38 million and $34 million of pass through interchange fees in Q2 2015 and Q2 2014, respectively.

Q2 non-GAAP net income was $30 million, or $0.26 per diluted share, versus non-GAAP net income of $14 million, or $0.12 per diluted share in Q2 2014.

ACI ended the second quarter with $50 million in cash on hand. Following $84 million in net debt payments during the first half of 2015, ACI ended the quarter with a debt balance of $808 million. Operating free cash flow (OFCF) for the quarter declined from Q2 2014 primarily driven by the timing of Q2 2015 sales receipts now expected in early Q3.

During the quarter, ACI received cash proceeds of $35 million and realized a $24 million gain from the sale of our holding in Yodlee, Inc stock.

Reiterating Guidance

We expect to generate non-GAAP revenue in the range of $1.04 to $1.07 billion for the full year 2015. This range continues to represent 3-6% organic growth after adjusting for foreign currency fluctuations. We expect adjusted EBITDA to be in the range of $280 to $290 million. We expect to generate between $235 and $245 million in non-GAAP revenue in the third quarter. Lastly, we expect full year 2015 net new sales bookings to increase in the upper single digit range.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,600 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion each day in payments and securities transactions for more than 300 of the leading global retailers, and 18 of the top 20 banks worldwide. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2015.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and service fees specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations regarding pipeline strength; (ii) expectations that ACI is tracking well to achieve targets this year and beyond; (iii) expectations regarding non-GAAP revenue, adjusted EBITDA, and net new sales bookings in 2015; and (iv) expectations regarding Q3 2015 non-GAAP revenue.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Retail Decisions, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$50,397	$77,301
Receivables, net of allowances of $5,058 and $4,806, respectively	220,969	227,106
Deferred income taxes, net	55,998	44,349
Recoverable income taxes	4,107	4,781
Prepaid expenses	25,625	24,314
Other current assets	24,361	40,417

Total current assets	381,457	418,268

Property and equipment, net	58,309	60,360
Software, net	211,016	209,507
Goodwill	775,279	781,163
Intangible assets, net	248,960	261,436
Deferred income taxes, net	54,305	50,187
Other noncurrent assets, including $33,824 at December 31, 2014 for assets at fair value	43,132	69,779

TOTAL ASSETS	$1,772,458	$1,850,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$36,284	$50,351
Employee compensation	40,701	35,299
Current portion of long-term debt	95,293	87,352
Deferred revenue	135,799	131,808
Income taxes payable	1,765	6,276
Deferred income taxes, net	282	225
Other current liabilities	58,186	67,505

Total current liabilities	368,310	378,816

Noncurrent liabilities
Deferred revenue	46,291	49,224
Long-term debt	712,937	804,583
Deferred income taxes, net	15,888	13,217
Other noncurrent liabilities	30,472	23,455

Total liabilities	1,173,898	1,269,295

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at June 30, 2015 and December 31, 2014	698	698
Additional paid-in capital	549,866	551,713
Retained earnings	358,304	331,415
Treasury stock, at cost, 22,021,238 and 24,182,584 shares at June 30, 2015 and December 31, 2014, respectively	(258,910)	(282,538)
Accumulated other comprehensive loss	(51,398)	(19,883)

Total stockholders’ equity	598,560	581,405

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,772,458	$1,850,700

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
License	$67,161	$61,377	$106,738	$97,079
Maintenance	60,141	62,309	119,633	124,808
Services	23,110	24,991	46,607	47,579
Hosting	115,410	106,131	225,661	206,815

Total revenues	265,822	254,808	498,639	476,281

Operating expenses
Cost of license (1)	5,939	6,897	12,048	12,633
Cost of maintenance, services and hosting (1)	120,484	112,595	233,497	220,482
Research and development	39,425	38,876	76,516	76,332
Selling and marketing	31,298	28,007	60,209	55,916
General and administrative	25,008	24,682	46,583	49,798
Depreciation and amortization	20,004	17,010	39,697	34,088

Total operating expenses	242,158	228,067	468,550	449,249

Operating income	23,664	26,741	30,089	27,032

Other income (expense)
Interest expense	(10,505)	(9,329)	(21,446)	(18,504)
Interest income	58	135	160	334
Other, net	19,659	(3,901)	23,381	(4,958)

Total other income (expense)	9,212	(13,095)	2,095	(23,128)

Income before income taxes	32,876	13,646	32,184	3,904
Income tax expense (benefit)	5,825	2,409	5,295	(1,558)

Net income	$27,051	$11,237	$26,889	$5,462

Income per common share
Basic	$0.23	$0.10	$0.23	$0.05
Diluted	$0.23	$0.10	$0.23	$0.05

Weighted average common shares outstanding
Basic	117,109	113,907	116,584	114,663
Diluted	118,575	115,977	118,088	116,812

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$27,051	$11,237
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	5,257	5,234
Amortization	18,324	15,309
Amortization of deferred debt issuance costs	1,584	1,332
Deferred income taxes	752	(857)
Stock-based compensation expense	5,355	4,416
Excess tax benefit of stock options exercised	(1,012)	(312)
Gain on sale of available-for-sale securities	(24,465)	—
Other	601	734
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(45,833)	(6,361)
Accounts payable	(3,386)	(1,723)
Accrued employee compensation	9,191	4,239
Current income taxes	(5,833)	(1,233)
Deferred revenue	2,469	(6,559)
Other current and noncurrent assets and liabilities	10,711	7,610

Net cash flows from operating activities	766	33,066

Cash flows from investing activities:
Purchases of property and equipment	(4,270)	(4,091)
Purchases of software and distribution rights	(5,137)	(3,411)
Proceeds from available-for-sale equity securities	35,311	—
Other	(5,000)	(1,500)

Net cash flows from investing activities	20,904	(9,002)

Cash flows from financing activities:
Proceeds from issuance of common stock	773	686
Proceeds from exercises of stock options	3,716	1,230
Excess tax benefit of stock options exercised	1,012	312
Repurchase of restricted stock and performance shares for tax withholdings	(28)	(30)
Proceeds from revolving credit facility	36,000	10,000
Repayment of revolving credit facility	(58,000)	(27,000)
Repayment of term portion of credit agreement	(19,853)	(8,871)
Payments on other debt	(7,291)	(6,305)
Distribution to noncontrolling interest	—	(1,391)

Net cash flows from financing activities	(43,671)	(31,369)

Effect of exchange rate fluctuations on cash	3,939	3,351

Net decrease in cash and cash equivalents	(18,062)	(3,954)
Cash and cash equivalents, beginning of period	68,459	58,936

Cash and cash equivalents, end of period	$50,397	$54,982

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$26,889	$5,462
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	10,588	10,558
Amortization	36,605	30,591
Amortization of deferred debt issuance costs	3,212	2,680
Deferred income taxes	(3,961)	(12,134)
Stock-based compensation expense	9,291	9,188
Excess tax benefit of stock options exercised	(4,407)	(4,382)
Gain on sale of available-for-sale securities	(24,465)	—
Other	1,456	671
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(3,411)	(9,279)
Accounts payable	(7,016)	(3,203)
Accrued employee compensation	7,240	659
Current income taxes	(3,635)	4,728
Deferred revenue	2,653	20,337
Other current and noncurrent assets and liabilities	(1,106)	(7,553)

Net cash flows from operating activities	49,933	48,323

Cash flows from investing activities:
Purchases of property and equipment	(13,408)	(8,319)
Purchases of software and distribution rights	(8,496)	(6,991)
Proceeds from available-for-sale equity securities	35,311	—
Other	(7,000)	(1,500)

Net cash flows from investing activities	6,407	(16,810)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,524	1,338
Proceeds from exercises of stock options	10,634	4,117
Excess tax benefit of stock options exercised	4,407	4,382
Repurchases of common stock	—	(70,000)
Repurchase of restricted stock and performance shares for tax withholdings	(4,047)	(4,533)
Proceeds from revolving credit facility	65,000	50,000
Repayment of revolving credit facility	(109,000)	(35,000)
Repayment of term portion of credit agreement	(39,706)	(17,742)
Payments on other debt	(10,120)	(6,687)
Payment for debt issuance costs	—	(163)
Distribution to noncontrolling interest	—	(1,391)

Net cash flows from financing activities	(81,308)	(75,679)

Effect of exchange rate fluctuations on cash	(1,936)	4,089

Net decrease in cash and cash equivalents	(26,904)	(40,077)
Cash and cash equivalents, beginning of period	77,301	95,059

Cash and cash equivalents, end of period	$50,397	$54,982

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED June 30,
Selected Non-GAAP Financial Data	2015 GAAP	Adj	2015 Non-GAAP	2014 GAAP	Adj	2014 Non-GAAP	$ Diff	% Diff
Total revenues (2)	$265,822	$191	$266,013	$254,808	$459	$255,267	$10,746	4%
Total expenses (3)	242,158	(4,818)	237,340	228,067	(3,502)	224,565	12,775	6%
Operating income	23,664	5,009	28,673	26,741	3,961	30,702	(2,029)	-7%
Income (Loss) before income taxes	32,876	5,009	37,885	13,646	3,961	17,607	20,278	115%
Income tax expense (benefit) (4)	5,825	1,753	7,578	2,409	1,386	3,795	3,783	100%

Net income (loss)	$27,051	$3,256	$30,307	$11,237	$2,575	$13,812	$16,495	119%

Depreciation	5,257	—	5,257	5,234	—	5,234	23	0%
Amortization - acquisition related intangibles	5,625	—	5,625	5,803	—	5,803	(178)	-3%
Amortization - acquisition related software	6,158	—	6,158	5,125	—	5,125	1,033	20%
Amortization - other	6,541	—	6,541	4,381	—	4,381	2,160	49%
Stock-based compensation	5,355	—	5,355	4,416	—	4,416	939	21%

Adjusted EBITDA	$52,600	$5,009	$57,609	$51,700	$3,961	$55,661	$1,948	3%

Earnings per share information
Weighted average shares outstanding
Basic	117,109	117,109	117,109	113,907	113,907	113,907
Diluted	118,575	118,575	118,575	115,977	115,977	115,977

Earnings per share
Basic	$0.23	$0.03	$0.26	$0.10	$0.02	$0.12	$0.14
Diluted	$0.23	$0.03	$0.26	$0.10	$0.02	$0.12	$0.14

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related expenses, including, $1.4 million for employee related actions, $0.7 million for data center moves, and $2.7 million for transition costs, technology costs and other fees in 2015. Expenses for significant transaction related transactions included $1.4 million for employee related actions, $0.6 million for data center moves and $1.5 million for professional and other fees in 2014.
(4)	Adjustments tax effected at 35%.

	Quarter Ended June 30,
Reconciliation of Operating Free Cash Flow (millions)	2015	2014
Net cash provided by operating activities	$0.8	$33.1
Payments associated with acquired opening balance sheet liabilities	—	0.3
Net after-tax payments associated with employee-related actions (4)	0.4	0.9
Net after-tax payments associated with lease terminations (4)	0.2	0.2
Net after-tax payments associated with significant transaction related expenses (4)	1.0	1.2
Less capital expenditures	(9.4)	(7.5)

Operating Free Cash Flow	$(7.0)	$28.2